SCHEDULE 14A INFORMATION
(RULE 14a-101)
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [   ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:
[   ] Preliminary Proxy Statement
[   ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[   ] Definitive Proxy Statement
[   ] Definitive Additional Materials
[X] Soliciting Material Under Rule 14a-12

ARTES MEDICAL, INC.
(Name of Registrant as Specified in Charter)

H. MICHAEL SHACK
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

[   ] Fee paid previously with preliminary materials.

[   ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
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FOR IMMEDIATE RELEASE

CONTACT:

Stephen D. Axelrod, CFA (Investors)
Wolfe Axelrod Weinberger Associates, LLC
212-370-4500
steve@wolfeaxelrod.com

ACTIVIST SHAREHOLDER OF ARTES MEDICAL, INC. FILES PROXY STATEMENT WITH SEC

- Proxy Organizer urges Company to Call Annual Meeting on September 19, 2008 –

- Proxy Organizer Seeking to Replace Five Board Directors -

New York, NY – August 11, 2008 – Dr. H. Michael Shack, Proxy Organizer shareholder of Artes Medical, Inc. (NASDAQ: ARTE), announced today his intention to solicit proxies for the election of five new candidates to join the Board of Directors of Artes Medical, Inc. at an annual meeting proposed for September 19, 2008.

As indicated in a Preliminary Proxy Statement filed today with the SEC, Dr. Shack will solicit proxies to replace two board members whose term has expired and remove three current Board Members and elect the following as new Board Members: Charles A. Schliebs, Terry Knapp, M.D., Robert Binkele, Barry Vogel, and Eric Donsky.

Dr. Shack stated, “The Director Nominees presented in the Proxy have a proven track record in the personal aesthetic industry to unleash the full potential of ArteFill and position the Company for future growth.”

Mr. Schliebs is the co-founder and managing director of iNetworks Advisors, Inc., iNetworks BioOpportunity Fund, LP, and iNetworks Private Fund, LP. iNetworks is a venture capital/private equity group investing primarily in healthcare/life science ventures in North America. Prior to iNetworks, Mr. Schliebs was a partner from 1988 through 1999 with Jones Day, a 2,300-lawyer, international law firm, where he directed the firm’s life sciences practice group worldwide.

Dr. Knapp, a world-renowned plastic surgeon and co-founder of Collagen Corporation, pioneered the injectable-wrinkle filler industry. Dr. Knapp is Chairman of the Board of VisioNetx, Inc., a private spin-off from AcuNetx in the field of human impairment testing.

Mr. Vogel is the President of Canderm, Inc., Canada’s leading privately held skin care company and has successfully launched Artecoll®, the predecessor to ArteFill® into the Canadian market. He is also considered a leading marketing expert in the dermal filler industry, having thoroughly researched numerous fillers available throughout the world and distributing a unique and complete portfolio comprising a temporary, semi-permanent and permanent filler (Artecoll/ArteSense®).

Mr. Donsky is the CEO of OcuSense, Inc., a San Diego, Calif.-based an in-vitro diagnostics company. Mr. Donsky has 15 years experience in building biotechnology and life science companies as a founder and senior manager.

- More -

Mr. Binkele is the founder and CEO of the Estate Planning Team, Inc., which has grown to service over 2,200 securities advisors, CPAs, attorneys and other professionals nationwide. Mr. Binkele is also a branch manager and investment advisor for J.P. Turner & Co.

The Proxy Organizer is dissatisfied with the Board of Directors of the Company and its management team.  He believes that the Company’s poor financial performance, lack of expressed business plan, and questionable changes to key personnel are impairing the Company’s ability to maximize value for all shareholders.

The Proxy Organizer has retained MacKenzie Partners, Inc. to conduct the proxy solicitation and has requested a shareholder list from Artes Medical in order to communicate with shareholders concerning the efforts to replace five members of the Board with a new slate proposed in the preliminary proxy statement.

Artes Medical, based in San Diego, Calif., is a medical aesthetics company focused on developing, manufacturing and commercializing new and innovative medical aesthetic products including injectable products for the dermatology and plastic surgery markets. The Company’s initial product, ArteFill, is being marketed to men and women as a treatment option for the correction of nasolabial folds.

If you have any questions, you can reach the Proxy Organizer's proxy solicitation firm of MacKenzie Partners, Inc. at (212) 929-5500 or via e-mail at proxy@mackenziepartners.com.

###

FOR IMMEDIATE RELEASE

CONTACT:

Stephen D. Axelrod, CFA (Investors)
Wolfe Axelrod Weinberger Associates, LLC
212-370-4500
steve@wolfeaxelrod.com

PROXY GROUP REACTS TO RECENT STOCK ACTIVITY IN ARTES MEDICAL, INC.

- Group Proposes William G. Kachioff as future Chief Financial Officer –

- Proxy Organizer Preparing Formal Plan to Present at Upcoming Shareholders’ Meeting –

- Plan includes Recommendations to Satisfy NASDAQ Listing Requirements
and Road Map to Profitability -

San Diego, CA – September 3, 2008 -- Dr. H. Michael Shack, Proxy Organizer shareholder of Artes Medical, Inc. (NASDAQ: ARTE), announced today on behalf of dissatisfied shareholders, several steps in preparation for the upcoming annual shareholders’ meeting scheduled to be held in San Diego, CA on October 30, 2008...

The Proxy Group recently designated Mr. William G. Kachioff the future Chief Financial Officer of Artes Medical. Mr. Kachioff is a results-driven senior executive with extensive operational, financial and management experience, including 18-years in life science companies. This includes six years at Abbott Labs [NYSE: ABT], Vivus (1996-1998) [NASDAQ:VVUS], Cutera (1998-2001) [NASDAQ:CUTR], MicroIslet (2002-2006) [AMEX:MII], and Clarient (2007) [NASDAQ:CLRT]. Mr. Kachioff has experience in all aspects of financial management, SEC reporting, accounting, legal affairs, treasury, and investor relations for early-stage to mature life science businesses, several of them in the personal aesthetics market. . He has also completed a wide variety of financing transactions totaling approximately $100 million. Currently he is a partner in the San Diego practice of Tatum, LLC – a national executive services firm focused on the Office of the CFO.

Commenting on the designation by the Proxy Group, Mr. Kachioff stated, “I am pleased to bring my experience and expertise to assisting Artes stockholders in maximizing shareholder value. There is much to accomplish, and given my professional background combined with the strong attributes and market potential of ArteFill ®, I believe that along with a new management team and sufficient capital, Artes Medical can regain full compliance with NASDAQ continued listing standards and become a profitable company in a relatively short amount of time. I expect the combination of these two events will be highly important to building value in Artes and something the marketplace will recognize once confidence is restored.  It is critical that Artes Medical immediately rationalize expenditures, increase profit margins, refocus on increasing market share and pursue additional medical indications for its unique platform technology, as well as align its personnel structure with its financial goals in order to achieve profitability as soon as possible.”

Mr. Kachioff’s designation is one of several steps the Proxy Organizer is currently taking to properly prepare for the upcoming Artes Medical annual shareholders’ meeting in late October.

In addition to these steps, the Proxy Organizer continues to hear from concerned shareholders in Artes Medical, who are calling for a change in management because they strongly believe in the Company’s lead product ArteFill® and its future potential as a platform technology for the treatment of various medical conditions.

Dr. Richard Fitzpatrick, Laser Surgeon and Cosmetic Dermatologist, La Jolla Cosmetic Surgery Center, stated:

“I think ArteFill is a very safe product and my patients like the results. I have not had a single patient with an adverse reaction or problem of any kind using ArteFill. I like that ArteFill, the only permanent wrinkle filler, is available for a lot of patients, who desire enduring results where they don’t have to come back and/or require surgery. I have found ArteFill to be also very useful for depressed scars,  most commonly acne scars on a patient’s face, neck and chest.”

Dr. Fitzpatrick concluded, “I am looking forward to new leadership at Artes Medical that values crucial feedback from physician customers, something that was lacking before.”

Dr. Johan E. Brahme, double board certified Plastic Surgeon, La Jolla Cosmetic Surgery Centre, remarked:

“Since the introduction of ArteFill to the U.S. market in early 2007, I have become an enthusiastic supporter. In addition to the traditional use of ArteFill in naso-labial folds, I have found it to be very useful in many other facial applications. Our office has injected hundreds of patients with ArteFill and none have had any significant complications. In my view, ArteFill’s disappointing sales are mainly due to the lack of patient awareness of the product. I believe this is a result of the current management’s ineffective marketing strategies and their lacking pursuit of other medical indications.”

Dr. Miles Graivier, North Atlanta Plastic Surgery, Atlanta, Georgia, commented:

“I have been following the evolution of ArteFill very closely from the pre-FDA approval process all the way through commercialization, and have found the product to be the safest product for permanent filler usage. I find that patients who have what we refer to as ‘filler fatigue’, which is common among those who need to return every 6-12 months, prefer ArteFill because it is safe and effective, as well as cost-effective, because it requires only one or two treatment sessions. I have not seen any significant side effects or adverse reactions after two years of use and the level of satisfaction from patients using ArteFill has been very high. I believe there is a definite need for a safe permanent filler in the cosmetic marketplace, and ArteFill fills that void.”

About The Proxy Organizer

The Proxy Organizer is dissatisfied with the Board of Directors of the Company and its management team.  He believes that the Company’s poor financial performance, lack of expressed business plan, and questionable changes to key personnel are impairing the Company’s ability to maximize value for all shareholders.

The Proxy Organizer has retained MacKenzie Partners, Inc. to conduct the proxy solicitation and has requested a shareholder list from Artes Medical in order to communicate with shareholders concerning the efforts to replace five members of the Board with a new slate proposed in the preliminary proxy statement.

Artes Medical Inc., based in San Diego, Calif., is a medical aesthetics company focused on developing, manufacturing and commercializing new and innovative medical aesthetic products including injectable products for the dermatology and plastic surgery markets. The Company’s initial product, ArteFill, is being marketed to men and women as a treatment option for the correction of naso-labial folds.

If you have any questions, you can reach the Proxy Organizer's proxy solicitation firm of MacKenzie Partners, Inc. at (212) 929-5500 or via e-mail at proxy@mackenziepartners.com.

###

FOR IMMEDIATE RELEASE

CONTACT:

Stephen D. Axelrod, CFA (Investors)
Wolfe Axelrod Weinberger Associates, LLC
212-370-4500
steve@wolfeaxelrod.com

SHAREHOLDER FILES DERIVATIVE COMPLAINT AGAINST MANAGEMENT AND
BOARD MEMBERS OF ARTES MEDICAL, INC.

- Complaint Filed in Superior Court, State of California, County of San Diego –
BARRY RUBIN VS. CHRISTOPHER J. REINHARD,
Case No. 37-2008-00091039-CU-NP-CTL, Filed 09/04/2008
- Complaint includes breach of fiduciary duty –

San Diego, CA – September 10, 2008 – Dr. H. Michael Shack, Proxy Organizer shareholder of Artes Medical, Inc. (NASDAQ: ARTE), announced today that a shareholder named Barry Rubin, filed a derivative complaint in Superior Court, State of California, County of San Diego against several members of Artes Medical, Inc.’s current management team and its Board of Directors. The derivative complaint was filed for: Breach of fiduciary duty, breach of duty of loyalty, and waste of corporate assets. The complaint can be obtained by contacting MacKenzie Partners, Inc. at (212) 929-5500 or via e-mail at proxy@mackenziepartners.com.

People listed as defendants in the complaint are: CHRISTOPHER J. REINHARD, DOUGLAS ABEL, JOHN R CONSTANTINO, TODD C. DAVIS, BEVERLY A. HUSS, LON E. OTREMBA, ROBERT B. SHERMAN, MICHAEL K. GREEN, DIANE S. GOOSTREE, PETER C. WULFF, DAREN J. BARONE, and DOES 1–20.

Within the text of the complaint, several allegations against the current management team and board of directors are mentioned, which undermine their capabilities to be operating Artes Medical. Allegations included are: self-dealing, illegal tipping and excessive payments to former officers, channel stuffing, the Zeoli/Reinhard connection, poison pill, failure to hold annual meeting of stockholders, profit grants without shareholder approval, misleading financial statements for third quarter of 2007, and misleading statements to boost investor confidence.

The Proxy Organizer has retained MacKenzie Partners, Inc. to conduct the proxy solicitation and has requested a shareholder list from Artes Medical in order to communicate with shareholders concerning the efforts to replace the Board of Directors of Artes Medical, Inc. with a new slate proposed in the preliminary proxy statement.

If you have any questions, you can reach the Proxy Organizer's proxy solicitation firm of MacKenzie Partners, Inc. at (212) 929-5500 or via e-mail at proxy@mackenziepartners.com.